                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                            MasterCard Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class M Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                     N/A
            --------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2008
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)
   / /       Rule 13d-1(c)
   /X/       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                      Page 1
                                    of 8 Pages

                                     SCHEDULE 13G

CUSIP NO. N/A                                                 Page 2 of 8 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citibank, N.A.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF         (5) SOLE VOTING POWER                                0

        SHARES
                         ------------------------------------------------------
     BENEFICIALLY        (6) SHARED VOTING POWER                            58*

       OWNED BY
                         ------------------------------------------------------
        EACH             (7) SOLE DISPOSITIVE POWER                           0

      REPORTING
                         ------------------------------------------------------
       PERSON            (8) SHARED DISPOSITIVE POWER                       58*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON            58*


-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    9.5%*


-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             BK


-------------------------------------------------------------------------------
* Each holder of MasterCard Incorporated ("MasterCard") Class M common stock has voting rights based on an annual global proxy calculation. As of December 31, 2008, Citibank, N.A. indirectly beneficially owns 58 shares of Class M common stock, which represents 95.2 votes out of a total of 1,000 Class M votes, or 9.5% of the total voting rights of the Class M common stock. A full description of the global proxy calculation may be found in
   Section 4.3(A)(3)(c) of MasterCard's Certificate of Incorporation (filed as
   Exhibit 3.1 to the Form 10-Q by MasterCard on August 1, 2007).

                                     SCHEDULE 13G

CUSIP NO. N/A                                                 Page 3 of 8 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citicorp Holdings Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF         (5) SOLE VOTING POWER                                0

        SHARES
                         ------------------------------------------------------
     BENEFICIALLY        (6) SHARED VOTING POWER                            58*

       OWNED BY
                         ------------------------------------------------------
        EACH             (7) SOLE DISPOSITIVE POWER                           0

      REPORTING
                         ------------------------------------------------------
       PERSON            (8) SHARED DISPOSITIVE POWER                       58*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON            58*


-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    9.5%*


-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------
* Each holder of MasterCard Class M common stock has voting rights based on an annual global proxy calculation. As of December 31, 2008, Citicorp Holdings Inc. indirectly beneficially owns 58 shares of Class M common stock, which represents 95.2 votes out of a total of 1,000 Class M votes, or 9.5% of the total voting rights of the Class M common stock. A full description of the global proxy calculation may be found in Section 4.3(A)(3)(c) of MasterCard's Certificate of Incorporation (filed as Exhibit 3.1 to the Form 10-Q by MasterCard on August 1, 2007).

                                     SCHEDULE 13G

CUSIP NO. N/A                                                 Page 4 of 8 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF         (5) SOLE VOTING POWER                                0

        SHARES
                         ------------------------------------------------------
     BENEFICIALLY        (6) SHARED VOTING POWER                            58*
                                                                             **
       OWNED BY
                         ------------------------------------------------------
        EACH             (7) SOLE DISPOSITIVE POWER                           0

      REPORTING
                         ------------------------------------------------------
       PERSON            (8) SHARED DISPOSITIVE POWER                       58*
                                                                             **
        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON            58*
                                                                             **

-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    9.5%*
                                                                             **

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC



-------------------------------------------------------------------------------
* Each holder of MasterCard Incorporated Class M common stock has voting rights based on an annual global proxy calculation. As of December 31, 2008, Citigroup Inc. indirectly beneficially owns 58 shares of Class M common stock, which represents 95.2 votes out of a total of 1,000 Class M votes, or 9.5% of the total voting rights of the Class M common stock. A full description of the global proxy calculation may be found in
   Section 4.3(A)(3)(c) of MasterCard's Certificate of Incorporation (filed as Exhibit 3.1 to the Form 10-Q by MasterCard on August 1, 2007).
** Includes shares held by the other reporting persons.

Item 1(a).     Name of Issuer:

               MasterCard Incorporated

Item 1(b).     Address of Issuer's Principal Executive Offices:

               2000 Purchase Street
               Purchase, NY 10577

Item 2(a).     Name of Person Filing:

               Citibank, N.A.  ("Citibank")
               Citicorp Holdings Inc. ("CHI")
               Citigroup Inc. ("Citigroup")

Item 2(b).     Address or Principal Office or, if none, Residence:

               The address of the principal office of each of Citibank, CHI and Citigroup is:

               399 Park Avenue
               New York, NY 10043

Item 2(c).     Citizenship or Place of Organization:

               Citibank is a national banking association.

               CHI and Citigroup are Delaware corporations.

Item 2(d).     Title of Class of Securities:

               Class M Common Stock

Item 2(e).     Cusip Number:

               N/A

                                       Page 5
                                     of 8 Pages

Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is a(n):

             (a)  [ ] Broker or dealer registered under Section 15 of the
                      Act (15 U.S.C. 78o);

             (b)  [ ] Bank as defined in Section 3(a)(6) of the Act
                      (15 U.S.C. 78c);

             (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

             (d)  [ ] Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

             (e)  [ ] Investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

             (f)  [ ] Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g)  [ ] Parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h)  [ ] Savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i)  [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

             (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership. (as of December 31, 2008)

          (a)  Amount beneficially owned: See item 9 of cover pages

          (b)  Percent of Class: See item 11 of cover pages

          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:

                  (ii)  Shared power to vote or to direct the vote:

                  (iii) Sole power to dispose or to direct the disposition of:

                  (iv)  Shared power to dispose or to direct the disposition of:


                  See Items 5-8 of cover pages


                                       Page 6
                                     of 8 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company.

          CHI is the sole stockholder of Citibank. Citigroup is the sole stockholder of CHI.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.



                                       Page 7
                                     of 8 Pages

Item 10.  Certification.

          Not Applicable.

SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2009


                                  CITIBANK, N.A.



                                  By: /s/ Riqueza V. Feaster
                                  --------------------------------------------
                                      Name:  Riqueza V. Feaster
                                      Title: Assistant Secretary



                                  CITICORP HOLDINGS INC.



                                  By: /s/ Riqueza V. Feaster
                                  --------------------------------------------
                                      Name:  Riqueza V. Feaster
                                      Title: Assistant Secretary



                                  CITIGROUP INC.



                                  By: /s/ Riqueza V. Feaster
                                  --------------------------------------------
                                      Name:   Riqueza V. Feaster
                                      Title:  Assistant Secretary




                                 Page 8
                               of 8 Pages

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



EXHIBIT 1
---------

Agreement among Citibank, CHI and Citigroup as to joint filing of Schedule 13G.